Exhibit 99.2

Cheetah Net Supply Chain Services Inc. Executes Letter of Intent to Acquire Edward Transit Express Group Inc.

Transaction Anticipated to Close in Early 2024

CHARLOTTE, November 16, 2023 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Services Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT) announced today the signing of a letter of intent with Edward Transit Express Group Inc. (“Edward”), a California-based global inbound non-vessel operating common carrier providing ocean and air transportation services. Edward operates a weekly consolidation service through its worldwide agency network system for loose cargoes and full containers for inbound and outbound shipments.

The total purchase price for Edward is $1.5 million, consisting of $300,000 in cash and $1.2 million in Cheetah’s Class A common stock. The completion of the transaction is subject to various conditions, including the favorable completion of due diligence on Edward and the entry of a definitive agreement. The anticipated completion timeframe is early 2024.

Chairman and CEO Tony Liu commented, “As a supplier of parallel-imported automobiles, we recognize the pivotal role logistics plays in the contemporary service industry. We believe possessing a self-operated logistics system is critical for our long-term growth. This transaction underscores our commitment to evolving Cheetah into a comprehensive international trade service provider.” Mr. Liu added, “We will continue to actively seek additional strategic and financially attractive acquisitions to strengthen our logistics services and augment our ability to provide comprehensive and integrated supply chain solutions.”

About Cheetah Net Supply Chain Service Inc.

Cheetah Net is a supplier of parallel-import vehicles sourced in the U.S. to be sold in the PRC market. In the PRC, parallel-import vehicles refer to those purchased by dealers directly from overseas markets and imported for sale through channels other than brand manufacturers’ official distribution systems. The Company purchases automobiles, primarily luxury brands such as Mercedes, BMW, Porsche, Lexus, and Bentley, from the U.S. market and resells them to the Company’s customers, including both U.S. and PRC parallel-import car dealers. The Company derives profits primarily from the price difference between the Company’s buying and selling prices for parallel-import vehicles.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280

ir@cheetah-net.com